Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement Nos. 333-37636, 333-50495, 333-63676, 333-65678, 333-142305, 333-142308, 333-158660, 333-158662, and 333-202554 on Form S-8 and No. 333-222781 on Form S-3 of our reports dated February 26, 2018, relating to the consolidated financial statements of Crane Co. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Crane Co. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Stamford, CT
February 26, 2018